Exhibit 10.36

December 8, 2015

Ray Kolberg
47555 Bellagio Dr.
Northville, MI 48167

Re:    Offer of Employment

Dear Mr. Kolberg:

We are pleased to offer you (hereinafter referred to as "you," "your" or "Executive") the position of President, Catalyst Business of PQ Corporation (the "Company"). In accordance with our discussions, set forth below are the basic terms and conditions of your employment.

1.Start Date. We look forward to a start date of January 1, 2016 (the "Start Date"). Your place of employment will be Conshohocken, Pennsylvania. You understand and agree that you shall frequently travel on behalf of the Company, including but not limited to its business locations.

2.Base Salary. Your annual Base Salary shall be at the rate of $425,000 per year, and payable pursuant to the Company's normal payroll practices. Your Base Salary may be adjusted from time to time on review by the Compensation Committee of the Board of Directors.

3.Annual Performance Bonus. For each calendar year of your employment, you shall have the opportunity to earn an annual bonus (the "Annual Performance Bonus") with a target bonus equal to 75% of Base Salary, based on achievement of annual target performance goals (based on EBITDA metrics or other financial metrics) established by the Board of Directors of the Company ("Board") or the Compensation Committee of the Board, and as further described in and governed by the 2016 PQ Corporation Incentive Plan ("PQIP"), as it may be amended from time to time.

4.Benefits. You shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time (collectively, "Employee Benefit Plans"), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

5.Business Expenses. You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by you in connection with the performance of your duties in accordance with the Company's expense reimbursement policies and procedures.

6.Vacation. You shall be entitled to twenty-five (25) days of paid vacation per year, accruing in accordance with the Company's vacation policy.

7.Equity Participation.

(a) You will be eligible to participate in the PQ Holdings Inc. Stock Incentive Plan (as amended and restated) or such equity incentive plan as may be adopted by the Company to provide for the equity grants described herein and future equity grants to key executives and management (the "Equity Plan"). You will be subject to the terms and conditions of the Equity Plan and any documents required to be executed in conjunction with the Equity Plan.

(b) You will be provided an opportunity to purchase at least one hundred thousand dollars

($100,000) in restricted Class D stock, or an equivalent class of stock, upon the terms and conditions set forth in applicable plan documents.

(c) On your Start Date, PQ Holdings Inc., or another indirect parent of the Company ("Holdings"), will grant you the following equity awards, subject to the terms and conditions of the applicable plan documents:

(i)6,178 Class C options, or an equal number of options for an equivalent class of stock, with a strike price of $60.71 (CCMP Cost Basis). Fifty percent (50%) of these options will be time vested with 1544 options vesting on January 1, 2018, and 1545 options vesting on January 1, 2020. The remaining 3089 options will be performance and time vested and will vest on the earlier of January 1, 2020 or achievement by CCMP of pre-tax returns on its capital of at least two times its investment. The vesting provisions are further described and are subject to the terms set forth in the Stock Option Award Agreement which you will be required to sign.

(ii)2,645 shares of restricted Class D common stock, or an equivalent class of stock, with a share price of $160.71 (CCMP's cost basis). Fifty percent (50%) of these restricted non-voting shares will be time vested with 661 shares vesting on January 1, 2018, and 661 shares vesting on January 1, 2020. The remaining 1323 restricted shares will be performance and time vested and will vest on the earlier of January 1, 2020 or achievement by CCMP of pre-tax returns on its capital of at least two times its investment. The vesting provisions are further described and are subject to the terms set forth in the Restricted Stock Award Agreement which you will be required to sign.

8.Termination of Employment.

(a)Termination of Employment. Your employment hereunder will be terminated immediately by your death or disability, and may be terminated by either the Company or by you at any time and for any reason, provided that, you shall be required to give the Company at least thirty (30) days advance written notice of any termination of your employment. Upon termination of your employment for any of the foregoing reasons, the Company will pay you, in a lump sum, within thirty (30) days after such termination of employment, (1) any Base Salary earned but not yet paid, (2) any accrued but unused vacation days, and (3) the amount of any business expenses incurred by you prior to such termination that were incurred in accordance with the Company's policies and which have not yet been reimbursed (collectively, the "Unpaid Amounts").

(b)For purposes of the foregoing Section 8(a), "disability” shall mean the physical or mental illness, disease or incapacity of the Executive (i) that renders him substantially unable to perform all of his duties under this Agreement for a period of 90 consecutive days or longer, or for 90 or more days in any period of 365 consecutive days, or (ii) that, in the opinion of a physician selected by the Company, but reasonably acceptable to the Executive, is likely to prevent the Executive from substantially performing all of his duties under this Agreement for more than 90 days in any period of 365 consecutive days; provided that, with respect to any payment that is subject to Section 409A of the Code.

(c)Severance Upon Termination Without Cause. If your employment is terminated by the Company without Cause, then in addition to the Unpaid Amounts and subject to your compliance with any restrictive covenant, your execution of the release of claims substantially in the form set forth as Exhibit A (the "Release") and such Release becoming effective and irrevocable in accordance with its terms within forty five (45) days following the date of termination, you shall be entitled to receive (i) continued Base Salary, Annual Performance Bonus at target and health benefits at the active employee contribution rates for the 12 month period following the date of termination; and (ii) a pro-rata amount of the Annual Performance Bonus, if any, which would have been payable to you for the calendar year in which such termination occurs and equal to the amount which would have been payable to you if your employment had not been terminated during such calendar year, based on achievement of annual target performance goals (based on EBITDA metrics or other financial metrics) established by the Board or the Compensation Committee, multiplied by a fraction, the numerator of which is the number of days you were employed by the Company during such calendar year and the denominator of which is 365. Base Salary and Annual Performance Bonus ("Severance Payments") is payable in equal installments in accordance with the Company's normal payroll practices, which shall commence on the date that is forty-five (45) days following such termination of employment, provided that prior to that date the Release has become effective and irrevocable. Health benefits at the active employee rates are subject to plan eligibility requirements including but not limited to current enrollment in the plan. Health benefits end if you have access to substantially equivalent health benefits as a result of commencing new employment. The Severance Payments described in this Section 8 shall supersede in their entirety any severance payment provisions in any severance plan, policy, program or arrangement maintained by the Company.

(d)For purposes of the foregoing Section 8(c), "cause" shall mean (i) the failure by the Executive to observe any provision of this Agreement, Company policy, policies of its parent ("Holding") generally applicable to executives of Holding, the Company and/or their Subsidiaries of which the Executive has notice and which failure has not been cured within thirty (30) days of receipt by the Executive of written notice form the Board describing the failure; @) misconduct by the Executive in the performance of his duties or the Executive's disregard of his duties; (iii) the commission by the Executive of any act which results in his conviction, or plea of guilty or no contest to, a felony, or his commission of any act involving moral turpitude, fraud or theft; (iv) Executive's breach of fiduciary duty with respect to Holding, the Company or any of their Subsidiaries and which failure has not been cured within ten (10) days of receipt by the Executive of written notice form the Board describing the breach; (v) the material breach by the Executive of the restrictive covenants he is to sign, or (vi) any acts of dishonesty undertaken by the Executive and intended to result in substantial enrichment, at the Company's expense, of the Executive or any other Person.

9.Confidentiality; Covenant Not to Compete. As a condition subsequent to the execution of this Agreement and a condition to the receipt of the equity awards set forth in Section 7, and any severance set forth in Section 8, Executive must sign at the start of his employment a Confidentiality, Non Competition, Non-Solicitation and Intellectual Property Agreement to be provided by the Company, which among other provisions, will contain a 24 month non compete/non-solicitation provision.

10.Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. The Company may assign this Agreement without Executive's consent.

11.Choice of Law and Venue. Except for the terms and conditions of any Equity Participation set forth in Section 7, which will be controlled by the language in any applicable plan documents relating to that Equity Participation, this Agreement shall be construed and interpreted in accordance with the laws of Pennsylvania. Each of the parties hereto agrees to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Pennsylvania for any and all actions between the parties. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether involving remedies at law or in equity, shall be adjudicated in Pennsylvania.

12.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original hereof.

13.Sections 280G and 409A of the Code. Notwithstanding anything to the contrary in this Agreement, the parties agree that this Agreement, and the employment agreement which Executive will sign upon starting work, shall be interpreted to comply with or be exempt from Sections 280(g) and 409A of the Internal Revenue Code of 1986, as amended, as interpreted and applied by the Board.

14.Relocation. The Company shall pay Executive's expenses reasonably incurred to relocate from

Northville, Michigan to Conshohocken, Pennsylvania in accordance with applicable Company plans and policies. For the avoidance of doubt, such expenses shall not include the purchase by the Company of Executive's current residence in Michigan or purchase of a new residence in the Conshohocken, Pennsylvania area. You shall be required to repay the Company the full amount of the expenses for which you are reimbursed within ninety (90) days of your separation date, if you resign from the Company within twelve (12) months of your start date or if you are terminated for cause, as that term is defined in Section 8(d) above, within twelve (12) months of your start date

15.Sign On Bonus. You will also receive a one-time sign-on bonus in the amount of two hundred thousand dollars ($200,000.00), less applicable deductions and withholdings required by law, payable on or before March 15, 2016. You shall be required to repay the Company the full amount of the signing bonus within ninety (90) days of your separation date, if you resign from the Company within twelve (12) months of your start date or if you are terminated for cause, as that term is defined in Section 8(d) above, within twelve (12) months of your start date.

We are pleased to offer you this opportunity and look forward to a positive response. Let me know if you have any questions.

Very truly yours.

PQ CORPORATION

By: /s/ William J. Sichko Jr.
Name: William J. Sichko Jr.
Title: Chief Administrator Officer

ACCEPTED AND AGREED:

By: /s/ Ray Kolberg
Name: Ray Kolberg
Date: 12/8/2015

EXHIBIT A
FORM SEVERANCE AGREEMENT AND GENERAL RELEASE

This General Release and Waiver of Claims (hereafter "Agreement") is entered into by and between PQ Corporation, a Pennsylvania corporation (the "Company") and _________(the ''Executive") on ___ ______20_____.

In consideration of the mutual promises and covenants contained herein and in the employment offer dated December 8, 2015 (the "Employment Offer"), and other good and valuable consideration, the receipt of which hereby is acknowledged, the parties agree as follows:

Section 1.    Release and Waiver of Claims. As of the Effective Date set forth below, in consideration of the payments, benefits, and other considerations provided to the Executive under the Employment Agreement and as set forth below, the Executive, for the Executive and the Executive's family, heirs, executors, administrators, legal representatives, and their respective successors and assigns (the "Related Parties"), hereby releases and forever discharges the Company, and all of its parents, affiliates, subsidiaries, divisions and joint ventures, and their respective officers, directors, Executives, agents, parents, stockholders, representatives, benefit plans and their successors and assigns (collectively, "Company Entities"), from all rights, claims, demands, suits, causes of action of any kind or nature whatsoever, known or unknown, foreseen or unforeseen, in law or in equity the Executive ever had, has or may have or which the Related Parties may have, arising at any time on or before the date hereof, based on or arising out of the Executive's dealings with any Company Entity, with respect to any claims relating to or arising out of the Executive's employment with any Company Entity or the termination of that employment, including without limitation any claims under the Employment Agreement, or based on any services provided to any Company Entity by the Executive pursuant to an employment relationship with any Company Entity. This includes a release of any and all rights, claims or demands the Executive may have, whether known or unknown, under the Age Discrimination in Employment Act ("ADEA'\ which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or under any other federal, state or local laws or regulations regarding employment discrimination or termination of employment. This also includes a release by the Executive of any claims for wrongful discharge or discrimination under any statute, rule, regulation or under the common law, including, without limitation, the Sarbanes-Oxley Act.

This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing. Executive understands that the release does not include and the parties hereto expressly reserve: any claim that cannot be released or waived as a matter of law; any claim for or right to vested benefits under Company's plans, including but not limited to any pension or retirement account benefits; any right to enforce any term of this Agreement and any surviving provisions of the Employment Agreement; any claims based on acts or events occurring after Executive signs this Agreement, except for claims arising from Executive's employment or termination of employment with Company, up to and through the date Executive signs this Agreement; any challenge to the validity of the Agreement; or any prohibition on the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the EEOC.

Section 2.    Termination of Employment. Executive's last regular day of work will be______ _____, 20_, and his last official date of employment, if different, will be _______, 20_____ .On or before__________, 20______, Executive will comply with normal Company policies regarding separation from employment, including returning Company Confidential Information and equipment

Section 3.    Consideration. The Company agrees to pay Executive the amounts and benefits set forth in Section 8(c) of the Employment Offer, and subject to the limitations and conditions set forth in Employment Offer.

Section 4.    Affirmations. (a) Executive represents and agrees by signing the Agreement that he has not been denied any leave or benefit requested, has received the appropriate pay for all hours worked for Company and has

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no known workplace injuries or occupational diseases. Other than the consideration set forth in Section 3, Executive is not entitled to receive any other compensation or benefits under Section 8 of the Employment Offer or under any other severance plan or policy maintained by the Company. Executive further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses and/or commissions to which Executive may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses and/or commissions are due to Executive, except as provided in this Agreement.

(b)    Executive affirms he has neither filed, nor caused or permitted to be filed, on his behalf any charge, complaint, proceeding or action before any administrative agency or court against Company, and that no such charge, complaint, proceeding or action exists to his knowledge. If any administrative agency or court assumes jurisdiction of any charge, complaint, proceeding or action including a claim or course of action released in Section 1, Executive agrees not to accept, recover or receive any monetary damages or other relief from or in connection with such claim or cause of action.

Section 5.    Rights Not Released or Waived. Section 1 hereof notwithstanding, by signing this Agreement Executive shall not have relinquished any right to enforce the provisions of this Agreement.

Section 6.    Release and Waiver of Claims under the Age Discrimination in Employment Act. Executive acknowledges that the Company has encouraged Executive to consult with an attorney of Executive's choosing and, through this Agreement, encourages Executive to consult with an attorney with respect to any possible claims Executive may have, including claims under the ADEA, as well as under the other federal, state and local laws described in Section 1 hereof. Executive understands that by signing this Agreement Executive is in fact waiving, releasing and forever giving up any claim under the ADEA, as well as all other federal, state and local laws described in Section 1 hereof that may have existed on or prior to the date hereof.

Section 7.    Waiting Period and Revocation Period. Executive hereby acknowledges that the Company has informed Executive that Executive has up to forty-five (45) days to consider this Agreement and Executive may knowingly and voluntarily waive that forty-five (45) day period by signing this Agreement earlier. Executive also understands that Executive shall have seven (7) days following the date on which Executive signs this Agreement within which to revoke it by providing a written notice of revocation to the Company by hand delivering or mailing it to______________, post-marked within the seven day period.

Section 8.    Acceptance. To accept this Agreement, Executive shall execute and date this Agreement on the spaces provided and return a copy to the Company at any time during the forty-five (45) day period commencing on the date hereof, without extension of any kind (including by mutual agreement of the parties). Failure to accept within this time period will result in forfeiture of any rights conditioned upon delivery of this Agreement. This Agreement shall take effect on the eighth day following Executive's execution of this Agreement unless Executive's written revocation is delivered to the Company within seven (7) days after such execution, provided that date occurs within the 45 day period (the "Effective Date").

Section 9.    Entire Agreement. This Agreement represents the entire agreement of the parties with respect to Executive's employment and termination thereof, except for ________________.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
IN WITNESS WHEREOF, and with the intention of being legally bound hereby, the Executive has executed this General Release and Waiver of Claims.

PQ CORPORATION	RAY KOLBERG

By:

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